Exhibit 10.2

185 Berry Street

Suite 400

San Francisco, CA 94107

March 27, 2023

Re:	TRANSITION AGREEMENT

Dear Logan Green:

The Board of Directors (the “Board”) of Lyft, Inc. (“Lyft” or the “Company”) thanks you for your vision and hard work in founding the Company and for your vital leadership of the Company over the years. We are pleased that, even though you no longer will serve as Chief Executive Officer, you will commence service with the Company in a non-employee advisory role (the “Advisory Role”) and will also remain a member of the Board.

This letter agreement (the “Agreement”) describes the terms applicable to your ceasing to be a Company employee and officer, your commencement of service to the Company in the Advisory Role, and your remaining on the Board and serving as non-executive Chairman of the Board. Please sign and return this Agreement to the Company on or before March 31, 2023 (the “Execution Deadline”). This Agreement will become effective on the 8th day after it has been signed by both you and a duly authorized representative of the Company (the “Effective Date”), except that this Agreement will not become effective if, prior to that 8th day, you or the Company revoke this Agreement.

1. Roles. Your service as Chief Executive Officer of the Company will terminate as of April 17, 2023 (the “Transition Date”).

a.

Advisory Role. On and following the Transition Date, you will commence service to Lyft in the Advisory Role. Unless terminated earlier, the Advisory Role will terminate on the first anniversary of the Transition Date (the “Advisory Period”). During the Advisory Period you will provide consulting and advisory services as requested and specifically defined by the Board, which services will be related to ensuring a smooth transition following the appointment of Lyft’s new Chief Executive Officer (the “New CEO”), aiding the New CEO, as specifically requested by the Board or the New CEO, and assisting in such other operational matters befitting your expertise and professional experience, as requested by the Board. You will have indemnification in the Advisory Role, consistent with the Company’s standard indemnification policies with respect to directors and officers.

b.	Board Service. Your service as non-executive Chairman of the Board will also commence on the Transition Date.

2. Advisory Period Compensation and Benefits. In consideration of your transition from service as a Company officer and employee and the services to be provided by you in the Advisory Role, you will be eligible to receive the following compensation and benefits set forth below.

a.

Advisory Cash Fee. The Company will pay you an amount in cash equal to $450,000 (the “Advisory Cash Fee”). The Advisory Cash Fee will be paid to you in 12 equal monthly installments or, at the Company’s option, in semi-monthly installments over 12 months, following the Transition Date, in accordance with the Company’s standard payroll practices. If your service in the Advisory Role terminates, no further portion of the Advisory Cash Fee will be made under this Section 2.a (but see Section 4 below).

b.

Benefit Payments. The Company will pay you cash payments equal to the sum of the cost of premiums for 12 months of continued group health plan coverage for you, and any of your spouse and/or dependents enrolled under a group health plan sponsored by the Company as of the Transition Date (“Family Members”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The preceding cash payments will be calculated as the then-existing premium for the first month of COBRA coverage, multiplied by 12, and will be payable in advance over 12 months following the Transition Date (the foregoing payments, the “COBRA Payments”). If your service in the Advisory Role terminates, no further COBRA Payments will be made under this Section 2.b (but see Section 4 below).

3. Board Service Compensation and Benefits. Additionally, in consideration of the services to be provided by you as non-executive Chairman of the Board, you will be eligible to receive the following compensation and benefits set forth below.

a.

Nonemployee Director Compensation. For so long as you are a non-employee member of the Board, you will be subject to the terms of the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”) and will be eligible to receive the compensation and equity awards described in the Director Compensation Policy. For the avoidance of doubt, and pursuant to the terms of the Director Compensation Policy, in consideration of your service as a non-employee member of the Board, you will be eligible to receive an annual cash retainer in the amount $40,000 and an additional $50,000 annual fee for your service as non-executive Chairman of the Board. You will also be eligible to receive Annual Awards (as defined in the Director Compensation Policy), which will be subject to accelerated vesting in the event of a Change in Control (as defined in the Director Compensation Policy), pursuant to the terms of the Director Compensation Policy, provided that you will not receive an Annual Award for 2023. Notwithstanding the preceding, the Board may change the Director Compensation Policy and the amounts of director compensation under that policy at any time. Nothing in this Agreement will limit any rights of indemnification you may have pursuant to any indemnification agreement, pursuant to the Company’s or its subsidiaries’ certificate of incorporation, bylaws or other governing documents, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation, bylaws or governing document, or D&O insurance policy, in each case, as may be applicable.

b.

Treatment of Existing Equity Awards. All of your Company equity awards that are outstanding as of immediately prior to the Transition Date and that are subject to time-based vesting (“Time-Based Equity Awards”) will continue to vest pursuant to the terms of the applicable Company equity plan and the applicable award agreement, subject to your continued service to the Company in either the Advisory Role, or as non-executive Chairman of the Board and/or a member of the Board through the applicable vesting date (and subject to the following). Notwithstanding the preceding, any Company equity awards that are outstanding as of immediately prior to the Transition Date that are subject (in whole or in part) to performance-based vesting will vest only if and to the extent the performance goals specified in the applicable award agreement are achieved prior to the date on which your service to the Company in the Advisory Role or, if later or concurrently, as a member of the Board ceases (the “Separation Date”) (or if earlier, before the end of the applicable performance period), in addition to any time-based requirements. All of your equity awards remain subject to the terms and conditions of such applicable equity plans and award agreements (the “Stock Agreements”), except to the limited extent specifically provided in this Section 3.b and Section 4.b.

c.

Additional Equity Award Grant. We will recommend that the Board grant to you an award of restricted stock units covering a number of shares having a Grant Value (as defined in the Director Compensation Policy) of $260,000, rounded to the nearest whole share (the “Additional Equity Award”), which Additional Equity Award will be granted to you on the date of the first annual meeting of the Company’s stockholders following the Effective Date. 25% of the Additional Equity Award will vest on each of the first four quarterly vesting dates occurring after the date the Additional Equity Award is granted, except that the fourth quarterly vesting date of each Additional Equity Award shall occur no later than the day prior to the date of the annual meeting of the Company’ stockholders next following the date the Additional Equity Award was granted, in each case, subject to your continued service to the Company through the applicable vesting date. The Additional Equity Award will be subject to the terms of the Company’s 2019 Equity Incentive Plan and an award agreement thereunder.

4. Termination of Board Service. If, your service on the Board is terminated other than by reason of your voluntary resignation from the Board (e.g., you are not renominated for Board service at the annual meeting of the Company’s stockholders in 2023 ), the Company will provide you with the following payments and benefits, as applicable and otherwise in accordance with the Company’s standard payroll practices:

a.	Cash Payment. The Company will pay you a lump-sum cash payment in an amount equal to any portion of the Advisory Cash Fee that was not previously paid to you.

b.

Equity Acceleration. All Time-Based Equity Awards will accelerate vesting in full and (if applicable) become immediately exercisable. For the avoidance of doubt, any Company equity awards that are subject (in whole or in part) to performance-based vesting will vest only if and to the extent the performance goals specified in the applicable award agreement are achieved prior to the Separation Date. All of your equity awards remain subject to the terms and conditions of the Stock Agreements, except to the limited extent specifically provided in this Section 4.b and Section 3.b.

c.	Benefit Payments. The Company will pay you a lump-sum cash payment in an amount equal to any portion of the COBRA Payments that was not previously paid to you.

5. Acknowledgements. You acknowledge and agree that without this Agreement, you otherwise would not be entitled to the consideration set forth in Sections 2 or 4 of this Agreement. You further acknowledge and agree that your transition into the Advisory Role will not entitle you to any severance or other post-employment benefits (for example, but without limitation, any severance, equity acceleration or post-employment benefits described in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”)). You acknowledge that the employment letter agreement entered into between you and the Company on March 12, 2019 (the “Employment Letter”) is fully replaced by and superseded by this Agreement.

6. Resignation as Officer, Director and Employee. Effective as of the Transition Date, you will be deemed to have resigned from your role as an officer and employee of the Company and of any subsidiary and of any other controlled entity of the Company, and as a member of the board of directors of any subsidiary and any other controlled entity of the Company, but you will continue to provide services to the Company in the Advisory Role and as non-executive Chairman of the Board. As a condition to receiving payments and benefits under this Agreement, you agree to provide your reasonable full cooperation to the Company in implementing such resignations (for example, but without limitation, by promptly signing and returning any documents provided by the Company necessary to effect or confirm your resignation).

7. Payment of Salary and Receipt of All Benefits. Within 30 days following the Transition Date, the Company shall pay to you (a) the portion of your base salary due for the period through the Transition Date to the extent not theretofore paid, (b) any accrued but unpaid vacation or other paid time off and (C) any business expenses that have not been reimbursed by the Company as of the Transition Date that were incurred by you on or prior to the Transition Date. You acknowledge and agree that, other than as set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity awards, vesting, and any and all other benefits and compensation due to you. You acknowledge and agree that you are not entitled to any payments or benefits under the Severance Plan and that, effective as of the Effective Date, you will cease to be a participant in that plan.

8. Release of Claims. You agree that the consideration in Section 2, Section 3 and Section 4 of this Agreement represents settlement in full of all outstanding obligations owed to you by the Company, its subsidiaries and other controlled entities, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). You, on your own behalf and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby and forever release the Releasees from any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date you sign this Agreement, including, without limitation:

a.	any and all claims relating to or arising from your employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship;

b.	any claims under the Severance Plan, the Employment Letter, and any other compensation, equity or option plan, policy, or agreement;

c.

any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

d.

any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

e.

any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

f.	any and all claims for violation of the federal or any state constitution;

g.	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

h.	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any proceeds received by you from any of the Releasees; and

i.	any and all claims for attorneys’ fees and costs.

You understand and acknowledge that this waiver and release is knowing and voluntary. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that the Company advises you by this writing that: (a) you have the opportunity and should consult with an attorney prior to executing this Agreement; (b) you have five (5) business days within which to consider execution of this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. In the event you sign this Agreement and return it to the Company in less than the 5-business-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that any revocation of this Agreement must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. You and the Company agree that changes, whether material or immaterial, do not restart the running of the 5-business-day period.

You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. You agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right you may have to unemployment compensation benefits, workers’ compensation benefits or vested benefits under the Company’s 401(k) plan. In addition, this release does not extend to any rights of indemnification you may have pursuant to any indemnification agreement, pursuant to the Company’s or its subsidiaries’ certificate of incorporation, bylaws, or other governing documents, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation, bylaws or governing document, or D&O insurance policy, in each case, as may be applicable.

You acknowledge and agree that this Agreement is a negotiated advisory agreement for which consideration does not constitute, in whole or in part, any employment related benefit, such as a bonus, raise, or employment.

9. California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

10. Continuing Obligations. You acknowledge that, separate from this Agreement, you remain under continuing obligations to the Company under the terms of the Employee Invention Assignment and Confidentiality Agreement, dated June 1, 2010, that you executed in connection with your employment with the Company (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Subject to the Protected Activity provision below, you agree to refrain from any disparagement, defamation, libel, or slander of any of the Company or its officers or directors, and agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees, and the Company (in its official statements) agrees to (and agrees to instruct its officers and directors to) refrain from any disparagement, defamation, libel, or slander of you. You agree to return, as soon as reasonably practicable following a date determined and communicated to you in writing (which writing must be provided to you at least 10 business days before the specified return date) by a member of the Company’s executive management team, all documents and other items provided to you by the Company, developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that you used in performing services for the Company, provided that you may retain Company materials relevant to your service to the Company as non-executive Chairman of the Board and which have been distributed to other members of the Board. You acknowledge and agree to comply with the terms of the Company’s insider trading policy to the extent such policy remains applicable to you.

11. Breach. You acknowledge and agree that, notwithstanding any contrary provision of this Agreement, any material breach of Sections 6 or 10 of this Agreement or of any material provision of the Confidentiality Agreement, will entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as provided by law, provided that the Company shall provide to you written notice of any such breach and, to the extent such breach is curable, you shall be provided 10 business days to cure. You acknowledge and agree that the opportunity to receive the monetary consideration set forth in Sections 2, 3 and 4, and the other promises and commitments of the Company under this Agreement will serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and the Confidentiality Agreement.

12. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. All payments and benefits under this Agreement will be reduced by applicable tax and other withholdings.

13. Protected Activity Not Prohibited. You understand that nothing in this Agreement will in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit your participation in any legally protected activities, such as (v) making truthful statements in response to a subpoena or other legal process, (w) forming, joining, or supporting labor unions, (x) bargaining collectively through representatives of employees’ choosing, (y) discussing wages, benefits, or terms and conditions of employment, and (z) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. Nothing in the Confidentiality Agreement shall limit or prohibit you from engaging in any protected conduct set forth in this section.

14. Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. If and only to the extent necessary to avoid the imposition on you of an additional tax under Section 409A, payments or benefits under this Agreement will be delayed until six months and one day after you incur a “separation from service” under Section 409A (to the extent such payment or benefits otherwise would be paid within such six-month period). The Company and you will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A. In no event will the Releasees have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless for any taxes that may be imposed, or other costs incurred, as a result of Section 409A.

15. Attorneys’ Fees. The Company will directly pay or reimburse you for reasonable documented costs, attorneys’ fees, and other fees you incur in connection with the preparation and signing of this Agreement up to a maximum amount of $30,000. You must provide written documentation of such costs or fees within 60 days after such costs or fees are incurred and the Company will promptly directly pay or reimburse such costs or fees (but in no event later than December 31, 2023).

16. Entire Agreement, Severability. This Agreement, the Confidentiality Agreement. the Director Compensation Policy and the Stock Agreements (as modified by this Agreement), represent the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement (for example, but not by way of limitation, both the Employment Letter and Severance Plan are superseded and replaced). In the event that any provision or any portion of any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

17. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

18. No Oral Modification. This Agreement may be amended only in a writing signed by you and a Company officer or director authorized by the Board to sign the amendment to this Agreement.

o O o

Finally, we want to reiterate our thanks to you for your valuable service to the Company and your efforts in ensuring a smooth transition. We ask that you please execute and return this Agreement to the Company by the Execution Deadline.

LOGAN GREEN

Dated: March 27, 2023	/s/ Logan Green

LYFT, INC.

Dated: March 27, 2023	By: /s/ Sean Aggarwal
Sean Aggarwal
Chair of the Board